Exhibit 99.1

SEACOR Marine Expands Fleet in Share Transaction

HOUMA, LA -- January 10, 2019 -- SEACOR Marine Holdings Inc. (NYSE: SMHI) (“SEACOR Marine” or the “Company”) today announced the acquisition of three Fast Support Vessels (“FSVs”) in exchange for the private placement of 603,872 shares of its common stock to domestic U.S. holders affiliated with the McCall family of Louisiana.

SEACOR Marine has operated the acquired vessels for the past ten years under a revenue sharing pooling agreement along with four of its owned FSVs of similar specification. As part of the transaction, this pooling agreement was terminated. This will eliminate a negative adjustment in recent years to SEACOR Marine’s revenue and Direct Vessel Profit (“DVP”) that resulted from allocations of revenue among the pool participants. In each of the past two years, this negative adjustment to SEACOR Marine’s revenue has been approximately $2.4 million per year, the majority of which resulted in a corresponding reduction in DVP.

With the addition of these three vessels, SEACOR Marine’s fleet of large FSVs (hull length greater than 190 ft./58 meters) now consists of 20 vessels. These vessels have an average age of approximately 5.9 years and all but three of the vessels are currently contracted. Of the contracted vessels, 14 are operating internationally and three domestically.

John Gellert, SEACOR Marine’s Chief Executive Officer, commented: “We are excited to expand our FSV fleet, a core asset segment for SEACOR Marine. FSVs have become an integral component of the logistics chain for offshore drilling and production operations due to their speed and versatility. Further, they have weathered the industry downturn remarkably well. Our large FSV models have notably maintained high utilization rates through continued expansion into international markets. Guyana and Saudi Arabia are the latest areas of international expansion for SEACOR Marine’s FSV fleet.

“This transaction represents a clear continuation of SEACOR Marine’s prudent growth strategy and commitment to actively managing our fleet. Since the end of 2017, we have grown the net book value of our owned fleet by more than $100 million, raised equity and bank debt, and in separate joint ventures, acquired a modern, foreign flag supply vessel fleet built in China and expanded in Brazil through the recently announced acquisition of UP Offshore.

“On a personal note, I deeply appreciate the support provided to SEACOR Marine by the McCall family. Mr. Norman McCall pioneered the development of aluminum vessels in the oilfield and our innovations in this segment would not have been possible without the contributions of him and his family.”

FSVs are aluminum hull vessels built for speed, transporting cargo and personnel at speeds up to 40 knots. SEACOR Marine is a worldwide market leader in this asset category, operating 41 FSVs at December 31, 2018 in the Gulf of Mexico, Latin America, West Africa, Mediterranean and the Middle and Far East. Six of the 41 FSVs are catamaran hull forms dedicated to passenger transport as a safe, efficient alternative to helicopters. SEACOR Marine pioneered the use of catamarans in oilfield service and currently transports approximately 30,000 passengers per month on its aluminum vessels worldwide.

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SEACOR Marine provides global marine and support transportation services to offshore oil and natural gas and windfarm facilities worldwide. SEACOR Marine and its joint ventures operate a diverse fleet of offshore support and specialty vessels that deliver cargo and personnel to offshore installations; handle anchors and mooring equipment required to tether rigs to the seabed; tow rigs and assist in placing them on location and moving them between regions; provide construction, well workover and decommissioning support; and carry and launch equipment used underwater in drilling and well installation, maintenance and repair. Additionally, SEACOR Marine’s vessels provide accommodations for technicians and specialists, safety support and emergency response services.

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by the management of the Company. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, many of which are beyond the Company’s control. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties.  Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Please visit SEACOR Marine’s website at www.seacormarine.com for additional information.

For all other requests, contact Connie Morinello at (985) 858–6400 or InvestorRelations@seacormarine.com